Exhibit 11.1 - Statement re: Computation of Per Share Earnings
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
                                     Nine Months
                                       Ended                      Year Ended
                                      March 31                     June 30,
                                     -----------                  ----------
                                      2002 (A)         2001(A)          2000(A)           1999(B)
                                                       -------          -------           -------
Basic:

Average Shares                        48,636,028    24,977,353          20,863,271        19,371,382

Net income (loss)
applicable to Common Shares          $   736,455    $  104,266        ($4,701,285)      ($1,886,399)
                                     ===========    ==========         ==========           =======
Per share amount                          $0.015        $0.004            $(0.225)          ($0.097)
                                         =======        ======            =======           =======

Fully diluted:
---------------
Average shares outstanding
 disregarding dilutive
 outstanding stock options
 and warrants, and conversion
 of debentures for each year          48,636,028    24,977,353          20,863,271

Dilutive stock options and
 warrants, based on the treasury
 stock method using the average
 market price                          1,979,390       1,637,44          12,168,747

Floating convertible debentures        1,500,000      1,500,000           1,565,574
                                     -----------     ----------          ----------
Shares outstanding                    52,115,418     28,114,794          24,597,592
                                     ===========     ==========          ==========

Net income (loss)                    $   736,455     $  104,266         ($4,701,285)

Interest on Floating Convertible
 Debenture, net of taxes                 160,357         90,430             113,613
                                     -----------    -----------          ----------
Net income (loss) for fully
 diluted calculation                 $  896,812        $194,696         ($4,587,672)
                                     ===========     ==========

Per share amount                          $0.017         $0.007             $(0.187)
                                          ======         ======             =======


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Note A: The fully-diluted calculation is submitted in accordance with Regulation
S-K, Item 601(b)(11), although it is contrary to paragraph 13 of Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result.

Note B: The fully-diluted calculation is not presented because the exercise price of outstanding options was greater than the average market price, therefore, exercise of the options is not assumed.





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